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                               CERTIFICATE OF AMENDMENT

                                          OF

                             CERTIFICATE OF INCORPORATION

                                        *****

      XYTRONYX, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

      DOES HEREBY CERTIFY:

      FIRST:      That at a meeting of the Board of Directors of this
Corporation on February 9, 1996, a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment advisable and directing that a special meeting of the stockholders of the Corporation be called for consideration of such amendment. The resolution setting forth the proposed amendment is as follows:

      "RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the first paragraph of Article FOURTH so that, as amended said Article shall be and read as follows:

             "FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is Thirty Million Three Hundred Thousand (30,300,000) shares consisting of (a) Thirty Million (30,000,000) shares of common stock of the par value of Two Cents ($.02) per share and (b) Three Hundred Thousand (300,000) shares of Preferred Stock of the par value of Twenty-Five Dollars ($25.00) per share."

      SECOND:     That at a special meeting and vote of stockholders of the
      Corporation, a majority of the issued and outstanding shares entitled to vote was voted in favor of the foregoing amendment to the Certificate of Incorporation of the Corporation.

      THIRD:      That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.


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      IN WITNESS WHEREOF, said Xytronyx, Inc. has caused this certificate to be signed by Larry O. Bymaster, its President, this 8th day of April, 1996.


                                  XYTRONYX, INC.

                                  By  /s/ LARRY O. BYMASTER
                                      ----------------------
                                        Larry O. Bymaster
                                        President and
                                        Chief Executive Officer